EXHIBIT 10(r)

DIRECTOR COMPENSATION

Effective December 30, 2002, the Board of Directors of 21st Century Insurance Group approved the following compensation:

1.	Annual retainer for nonemployee Directors - $25,000
2.	Meeting fee - $1500
3.	Special annual retainer to members of the Audit Committee - $5000.

The retainers are paid monthly on a pro rata basis while the meeting fee is limited to one fee for each meeting day in which a Director is in attendance. The Directors are also reimbursed for travel and other expenses related to their responsibilities as members of the Board of Directors.

Directors Bensinger and Hayman have currently elected to waive their fees.